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                                                                    Exhibit 4(c)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

         THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is signed as of September __, 2003 by Merrill Lynch Investment Managers, L.P. (the "Manager") and Merrill Lynch Disciplined Equity Fund, Inc. (the "Fund").

         WHEREAS, the Manager has entered into a management agreement (the "Management Agreement") with the Fund whereby the Manager provides certain management services to the Fund;

         WHEREAS, the Manager desires to waive all or a portion of its fees and/or reimburse all or a portion of expenses of the Fund;

         WHEREAS, the Manager understands and intends that the Fund will rely on this Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

         WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

         NOW, THEREFORE, the Manager agrees to waive fees and/or reimburse direct expenses of the Fund so that the ordinary annual operating expenses of each class of the Fund, excluding both the management fee provided for under the Management Agreement and class-specific distribution and account maintenance fees, shall not exceed 0.75% of the Fund's average daily net assets attributable to that class for the annual period; provided, however, in no event shall the Manager be required either to waive fees in excess of the amount of fees actually charged by the Manager or to reimburse expenses in excess of the amount of direct expenses actually incurred by the Fund.

         This contractual fee waiver and/or reimbursement shall be effective for the current fiscal year of the Fund and for fiscal years thereafter unless the Manager shall notify the Fund of the termination of the contractual fee waiver and/or reimbursement not less than 30 days prior to the end of the then current fiscal year.

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         IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee
Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                  MERRILL LYNCH INVESTMENT MANAGERS, L.P.



                                  By:    /s/ Donald C. Burke
                                         -------------------
                                  Name:  Donald C. Burke
                                  Title: Treasurer

                                  MERRILL LYNCH DISCIPLINED EQUITY FUND, INC.



                                  By:    /s/ Donald C. Burke
                                         -------------------
                                  Name:  Donald C. Burke
                                  Title: Vice President and Treasurer

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